EXHIBIT 99.1

Investor Contact:
Northern Tier Energy LP
Alpha IR Group
203-244-6544
nti@alpha-ir.com

NORTHERN TIER ENERGY ANNOUNCES APPOINTMENT OF
DAVID LAMP TO THE POSITION OF CHIEF EXECUTIVE OFFICER

RIDGEFIELD, Conn., Feb. 17, 2014 -- Northern Tier Energy LP (NYSE: NTI) announced today that David L. Lamp has been appointed as President and Chief Executive Officer of Northern Tier Energy GP, LLC, the general partner of Northern Tier Energy LP, and Northern Tier Energy, LLC, effective in March 2014.  Mr. Lamp is replacing Hank Kuchta who will be retiring as President and Chief Executive Officer in March 2014.

Paul Foster, Northern Tier’s Chairman, said “We are excited and pleased to welcome Dave to Northern Tier Energy.  Dave has a tremendous track record of strong leadership.  This, combined with his high energy level and deep industry knowledge and insight, make Dave uniquely qualified to lead Northern Tier successfully into the future.”

Foster continued, “I also want to thank Hank for his service to Northern Tier Energy.  Hank has very successfully led Northern Tier through a number of changes and we appreciate his leadership.”

Mr. Lamp has served as the Executive Vice President and Chief Operating Officer of HollyFrontier Corporation since July 2011.  Mr. Lamp previously served as the President of Holly Corporation from 2007 until July 2011.  Additionally, Mr. Lamp currently serves as the Chairman of the Board of the American Fuel & Petrochemical Manufacturers (AFPM) association.

About Northern Tier Energy

Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States.  Northern Tier Energy operates a 92,500 barrels per stream day refinery located in St. Paul Park, Minnesota.  Northern Tier Energy also operates 163 convenience stores and supports 74 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom's brand.  Northern Tier Energy is headquartered in Ridgefield, Connecticut.